UNITED STATES DISTRICT COURT
                          NORTHERN DISTRICT OF GEORGIA
                                ATLANTA DIVISION
-----------------------------------------
INTERCEPT, INC.,                         )
                                         )
         Plaintiff,                      )
                                         )
v.                                       )
                                         )
JANA PARTNERS LLC and                    )
JANA MASTER FUND, LTD.                   )
                                         )
         Defendants.                     )
-----------------------------------------)
                                         ) CIVIL ACTION FILE NO.:
JANA MASTER FUND, LTD.,                  ) 1-04-CV-1058-JOF
                                         )
         Counterclaim-Plaintiff,         )
                                         )
v.                                       )
                                         )
INTERCEPT, INC.,                         )
                                         )
         COUNTERCLAIM-DEFENDANT.         )
-----------------------------------------

                JANA'S MEMORANDUM OF LAW IN SUPPORT OF EXPEDITED
                 TREATMENT AND FOR ENTRY OF DECLARATORY JUDGMENT

     JANA Master Fund, Ltd. ("JANA") files this Memorandum of Law in Support of Expedited Treatment And For Entry of Declaratory Judgment, showing the Court as follows:

                                 I. INTRODUCTION

     Consistent with the Court's April 29, 2004 Order, JANA submitted proposals to InterCept, Inc. ("InterCept") for matters to be considered by InterCept's shareholders at InterCept's 2004 Annual Meeting, currently scheduled to be held on June 24, 2004. One of the proposals, if adopted by the shareholders, would amend InterCept's bylaws to provide that shareholders may remove directors with or without cause. InterCept wrongly has taken the position in its preliminary proxy materials filed with the SEC that JANA's proposed bylaw is invalid. According to InterCept, the chairman of the 2004 Annual Meeting will declare the proposal out of order and prevent the matter from coming up for a vote unless this Court orders otherwise.

     Subject to leave of Court, JANA is filing contemporaneously an Amended Counterclaim for Declaratory and Injunctive Relief (the "Amended Counterclaim"). In its Amended Counterclaim, JANA asserts a new claim seeking a declaration pursuant to 28 U.S.C. Section 2201 and Rule 57, Fed. R. Civ. P., that JANA's proposed bylaw amendment is valid and may be adopted by the shareholders.

     As argued below, the Court should grant JANA declaratory relief, on an expedited basis. Contrary to InterCept's arguments, its Articles of Incorporation do not preclude adoption of the proposed amended bylaw. Read in isolation or in connection with InterCept's Bylaws, it is clear that the Articles do not prevent the shareholders from adopting a bylaw that provides that directors may be removed with or without cause. If the Articles did prevent the shareholders from adopting such a bylaw, they would be inconsistent with the Georgia Business Corporate Code and invalid. SEE O.C.G.A. Section 14-2-808(d). For these reasons, JANA respectfully requests that the Court grant its motion seeking expedited treatment and enter a declaratory judgment that the proposed bylaw amendment is valid and may be considered by InterCept's shareholders.

                             II. FACTUAL BACKGROUND

     The facts relative to JANA's Motion for Expedited Treatment and claim for declaratory relief are not in dispute.

A. THE PARTIES AND JANA'S PURCHASE OF INTERCEPT STOCK

     InterCept is a data processing company incorporated in Georgia and publicly traded on NASDAQ. JANA Partners LLC is headquartered in California and manages investment funds, including JANA.

     Based on InterCept's bylaws in place from 1998 until April 14, 2004, JANA believed that four directors - a majority - would be up for election at InterCept's 2004 Annual Meeting. Relying on this belief, JANA purchased a stake in InterCept that now constitutes more than 9% of InterCept's outstanding common stock. Second Declaration of Barry S. Rosenstein ("2d Rosenstein Dec.") paragraph 3.

B. PROCEDURAL HISTORY

     After JANA announced its intention to nominate four individuals for election as directors at the 2004 Annual Meeting, InterCept commenced this lawsuit seeking declaratory and injunctive relief to prevent JANA from nominating more than two directors. On April 29, 2004, this Court denied InterCept's Motion for a Temporary Restraining Order and Preliminary Injunction. Order dated April 29, 2004 (the "Order"). However, in its Order, the Court indicated that InterCept was likely to succeed on its argument that only two directors would be up for election at the 2004 Annual Meeting. ID. at 4. Recognizing that JANA had detrimentally relied on InterCept's faulty disclosure, the Court permitted JANA to submit proposals for additional business to be considered at the 2004 Annual Meeting. ID. at 7 ("Defendants may submit alternative proposals for business to be discussed at the June 2004 annual shareholder meeting provided they are submitted no later than five (5) days of the date of entry of this order.").

C. THE CURRENT DISPUTE

     On May 3, 2004 (within the time specified in the Order), JANA presented three proposals (the "JANA Proposals") to InterCept for shareholder consideration and voting at the June 24, 2004 Annual Meeting. 2d Rosenstein Dec. Ex. A.

     The declaratory relief that JANA seeks relates to one of the three JANA Proposals - a proposal that seeks to have InterCept's shareholders vote at the 2004 Annual Meeting on whether to amend and restate Section 3.3 of InterCept's current bylaws to allow InterCept's directors to be removed either with OR WITHOUT cause (JANA's "Director Removal Bylaw Proposal").

     InterCept has stated in its preliminary proxy materials that it believes the Director Removal Bylaw Proposal is invalid. InterCept's Schedule 14A, Preliminary Proxy Statement, filed May 5, 2004, at 26, 2d Rosenstein Dec. Ex. B. Accordingly, the chairman of the 2004 Annual Meeting intends to declare the proposal out of order at the meeting, preventing the proposal from coming up for a vote by the shareholders. ID. InterCept apparently believes - incorrectly - that the new bylaw, if adopted by the shareholders, would conflict with InterCept's Articles of Incorporation and, thus, cannot be adopted by the shareholders. ID. Resolution of the dispute requires the Court to consider the following.

     1. THE EXISTING BYLAW PROVISION AND JANA'S PROPOSED REVISION

     Section  3.3  of  InterCept's   existing   Bylaws  clearly   provides  that
InterCept's  directors may only be removed for cause.  In its entirety,  Section
3.3 currently provides:

     REMOVAL OF DIRECTORS. The entire Board of Directors or any individual director may be removed with cause by the shareholders, provided that directors elected by a particular Voting Group may be removed only by the shareholders in that Voting Group. Removal action may be taken only at a shareholders' meeting for which notice of the removal action has been given, and a director may be removed only by the holders of 66 2/3% of the votes entitled to be cast. If any removed director is a member of any committee of the Board of Directors, he shall cease to be a member of that committee when he ceases to be a director. A removed director's successor, if any, may be elected at the same meeting to serve the unexpired term. Directors may not be removed without cause.

[First] Declaration of Barry S. Rosenstein ("1st Rosenstein Dec.") Ex. N.

     The proposed amended bylaw, showing the changes, is as follows:

     REMOVAL OF DIRECTORS. The entire Board of Directors or any individual director may be removed with or without cause by the shareholders, provided that directors elected by a particular Voting Group may be removed with or without cause only by the shareholders in that Voting Group. Removal action may be taken only at a shareholders' meeting for which notice of the removal action has been given, and a director may be removed only by the holders of at least a majority of the votes entitled to be cast. If any removed director is a member of any committee of the Board of Directors, he shall cease to be a member of that committee when he ceases to be a director. A removed director's successor, if any, may be elected at the same meeting to serve the unexpired term. The Board of Directors may not amend or repeal or adopt any bylaw provision inconsistent with this section 3.3.

2d Rosenstein Dec. Ex. A.

     2. INTERCEPT'S ARTICLES OF INCORPORATION

     Intercept has indicated in its preliminary proxy materials that JANA's proposal would conflict with Article VII of InterCept's Articles and is thus invalid. In other words, InterCept takes the position that its Articles FORBID InterCept's shareholders from amending the bylaws so that directors can be removed without cause, even though shareholders expressly have the power to do so under Georgia law. SEE O.C.G.A. Section 14-2-808(d).

     The language on which InterCept bases its argument is contained in Article VII of the Articles and states as follows:

     Except in the case of death, resignation, disqualification, or removal for cause, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected; ...

Amended and Restated Articles of Incorporation, Art. VII, 2d Rosenstein Dec. Ex.
D.  InterCept  argues  that this  sentence  absolutely  precludes  any effort by

InterCept's shareholders to amend the Bylaws to provide that directors may be removed with or without cause.

                                  III. ARGUMENT

A.   THE COURT SHOULD HEAR JANA'S CLAIM FOR  DECLARATORY  RELIEF ON AN EXPEDITED
     BASIS

     In connection with its claim for declaratory relief, JANA has submitted a Motion for Expedited Treatment pursuant to Rule 57, Fed. R. Civ. P., which states, in relevant part:

     The court may order a speedy hearing of an action for declaratory judgment and may advance it on the calendar.

The Eleventh Circuit has stated that "Rule 57 should be liberally construed to achieve the objectives of the declaratory remedy." MCDOUGALD V. JENSON, 786 F.2d 1465, 1481 (11th Cir. 1986). Those objectives include:

     Affording one threatened with liability, but otherwise without a satisfactory remedy, an early adjudication of an actual controversy, and avoiding multiplicity of actions by affording an adequate and expedient means of declaring the rights and obligations of litigants in one action rather than several.

ID. Because the objectives stated above would best be achieved through an expedited adjudication, JANA's Motion for Expedited Treatment should be granted.

     Whether JANA's proposal conflicts with Plaintiff's Articles of Incorporation is an "actual controversy" appropriate for declaratory relief. ID. SEE ALSO MISSISSIPPI POWER & LIGHT CO. V. CITY OF JACKSON, 116 F.2d 924, 925 (5th Cir. 1941) (holding that the issue was an "actual justiciable controversy" because "every allegation has to do with and is directed to [a] single question."). A speedy hearing is warranted when the non-moving party "set[s] the time table" in a manner that would leave the moving party without relief absent accelerated adjudication. SEE, E.G., JOHN NUVEEN & CO. INC. V. NEW YORK CITY
HOUSING DEV. CORP., 1986 U.S. Dist. LEXIS 25782 (N.D. Ill. May, 7, 1986) (granting a speedy hearing when defendants gave only 30 days notice for plaintiffs to redeem bonds and withheld documents explaining how to redeem the bonds). Here, a speedy hearing is necessary because InterCept has indicated it plans to hold its annual meeting on June 24, 2004, less than a month away. If the parties are not heard on this matter before the upcoming meeting, then JANA effectively will lose its ability to present this proposal to the shareholders until, at the earliest, the next shareholders' meeting and after another expensive proxy solicitation.

     In addition to preserving JANA's right to have its proposals voted upon by the shareholders, a speedy hearing here will save the parties and the Court time and expense. First, a rapid adjudication will prevent the parties from having to send corrective proxy mailings since the content of these materials may depend in part on the Court's decision on JANA's claim for declaratory judgment. Second, a speedy hearing will mitigate the likely shareholder confusion that has already been caused by the parties' disparate positions with regard to the Director Removal Bylaw Proposal. Third, absent a decision from the Court prior to InterCept's 2004 Annual Meeting, there will be continued litigation including, if JANA were to prevail, over whether InterCept must hold another Annual Meeting. SEE 2d Rosenstein Dec. Paragraph 9. For the reasons stated above, JANA's Motion for Speedy Hearing should be granted.(1)

B. THE COURT SHOULD ENTER A DECLARATORY JUDGMENT HOLDING THAT THE DIRECTOR REMOVAL BYLAW PROPOSAL IS VALID AND MAY BE CONSIDERED BY INTERCEPT'S SHAREHOLDERS

     Section 14-2-808(d) of the Georgia Business Corporate Code provides that "[i]f the directors have staggered terms as provided in Code Section 14-2-806, directors may be removed only for cause, UNLESS the articles of incorporation OR a bylaw adopted by the shareholders provides otherwise." (Emphasis added.)


(1) In the event the Court does not hear and decide this matter in advance of the date of the annual meeting as currently scheduled, JANA intends to ask the Court to order InterCept to postpone the meeting briefly to allow time for consideration of this matter.

Consistent with the plain language of this section of the Georgia Code, JANA seeks to propose to InterCept's shareholders that they adopt a bylaw that "provides otherwise" - i.e., that provides that directors may be removed other than for cause.

     Relying on a sentence in Article VII of the Articles that references director removal, InterCept argues - in the face of the plain language of
Section 14-2-808(d) - that the shareholders have no such power. JANA disagrees for either of two independent reasons. First, Article VII simply does not say what InterCept argues it says and should not be construed in the manner that InterCept suggests. Properly construed, InterCept's Articles do not purport to prevent its shareholders from adopting a bylaw providing that directors may be removed without cause. Second, even if Article VII InterCept's Articles could be so construed, it would be in direct conflict with Section 14-2-808(d) and, thus, would be invalid. Either way, the Director Removal Bylaw Proposal is valid and should be submitted to the shareholders for a vote.

     1. ARTICLE VII OF INTERCEPT'S ARTICLES OF INCORPORATION CANNOT REASONABLY BE CONSTRUED TO PRECLUDE THE SHAREHOLDERS FROM AMENDING THE BYLAWS TO ADOPT JANA'S DIRECTOR REMOVAL BYLAW PROPOSAL

     InterCept argues that language in Article VII of its Articles precludes the shareholders of InterCept from changing its Bylaws to provide that the shareholders can remove directors with, or without, cause. InterCept's argument strains credulity and should be rejected.

     First, to state the obvious, Article VII does not state that InterCept's shareholders cannot amend the Bylaws so that InterCept's directors could be removed with, or without, cause. The language on which InterCept relies simply states that directors serve a SPECIFIED TERM unless they die, resign, become disqualified or are removed for cause. The language says nothing about whether the shareholders can, or cannot, change bylaws provisions regarding the way directors are removed. CF. IN RE LUMMUS DEVELOPMENT CORP., 85 F.3d 575, 575 (11th Cir. 1996) ("Under Georgia law, if the agreement contains unambiguous language, the court gives the language its plain meaning").

     If InterCept had intended through its Articles to prevent directors from being removed without cause, InterCept could have stated that point clearly in its Articles, AS IT DID IN SECTION 3.3 OF ITS BYLAWS, the last sentence of which reads as follows: "Directors may not be removed without cause." 1st Rosenstein Dec. Ex. N, Section 3.3. This language in the Bylaws is clear and unambiguous. There is no corresponding language in Intercept's Articles. Similarly, if
InterCept had wanted to preclude its shareholders from changing the way directors are removed, it could have clearly and easily stated such a desire (although such a provision would have conflicted with Section 14-2-808(d), as discussed below). For example, InterCept could have inserted a provision in the Articles such as "Directors may only be removed for cause, and this provision cannot be amended by the company's bylaws." There is no such provision in the Articles, although arguably there is evidence that InterCept knew how to write such a provision had it wanted to do so. CF. Articles, Rosenstein Dec. Ex. D, Ex. A Section 9 ("The Corporation shall not amend the Restated Articles ...
except in accordance with the provisions of Section 7 hereof....")

     Second, JANA's interpretation of Article VII is supported by reading the Articles and Bylaws together. Article III of the Bylaws is captioned "Board of Directors" and contains eight (8) separate sections which govern InterCept's directors(2). Only one of the eight subsections in Article III of the Bylaws is captioned "Removal of Directors" (section 3.3), and it contains detailed


(2) Article III of the Bylaws contains sections captioned "General Powers" (Section 3.1), "Number, Election and Term of Office" (Section 3.2), "Removal of Directors" (Section 3.3), "Vacancies" (Section 3.4), "Compensation" (Section 3.5), "Committees of the Board of Directors" (Section 3.6), "Qualifications of Directors" (Section 3.7), and "Certain Nomination Requirements" (Section 3.8).

provisions setting forth (among other things) when and how InterCept's directors can, and cannot, be removed.

     The sentence in Article VII of the Articles on which InterCept relies is also contained - verbatim - in the Bylaws, BUT NOT IN SECTION 3.3 OF THE BYLAWS WHICH IS THE PROVISION THAT DETAILS WHEN AND HOW DIRECTORS MAY BE REMOVED. Rather, the sentence in the Articles on which InterCept bases its entire argument is contained in SECTION 3.2 of the Bylaws which deals, not with director removal, but with directors' "Number, Election and Term of Office."(3)

     In other words, both the Articles and the Bylaws contain a section on "directors". As is typical, the section on directors in the Articles is much shorter than the section on directors in the Bylaws. The Articles contain some general guidance on the responsibilities and term of Company's directors; the Bylaws contain the same guidance and set forth additional specific provisions - including detailed provisions on the removal of directors. The Articles contain no provisions, detailed or otherwise, on the removal of directors.


(3) Section 3.2 of the Bylaws is captioned "Number, Election and Term of Office", and much of its language is verbatim identical to Article III of the Articles. For example, Section 3.2 of the Bylaws provides in relevant part that "[e]xcept in the case of death, resignation, disqualification, or removal for cause, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected." This is the sentence from Article VII of the Articles on which InterCept based its decision not to permit the shareholders to vote on the Director Removal Bylaw Proposal.

     The only way reasonably to read the Articles and Bylaws together (as this Court should do, if possible) is to ascribe to Article VII the meaning that it has in the more detailed Bylaws. RUSHING V. GOLD KIST, INC., 567 S.E.2d 384, 387, 256 Ga. App. 115, 117 (2002) ("bylaws of a corporation ... must be construed according to the principles of the law of contracts"). When that is done, it is clear that the language in Article VII (on which InterCept relies) does nothing more than set forth the time period for a directors' term; whereas the Bylaws (and not the Articles) set forth how directors may be removed. CF. MAIZ V. VIRANI, 253 F.3d 641, 659 (11th Cir. 2001) ("Georgia law also contemplates that contracts executed together as part of the same transaction should generally be construed together").

     Finally, JANA submits that, if the Court were to interpret InterCept's Articles and Bylaws as urged by InterCept, it would have the effect of disenfranchising InterCept's shareholders by removing from them the power to decide how and when InterCept should be able to amend its bylaw provisions on the removal of directors. Surely this is a result that should only occur, if at all, only in those situation where the language in the operative documents clearly demonstrates that such a result was intended. SEE ROHE V. RELIANCE

TRAINING NETWORK, INC., Case No. 117992 2000 WL 1038190, at *1 (Del. Ch. 2000) (court "refused to interpret the relevant instruments in a manner that would disenfranchise the . . . stockholders in the absence of clear evidence that such a restriction on stockholder action was intended").

     2. AN INTERPRETATION OF ARTICLE VII THAT PREVENTS INTERCEPT'S SHAREHOLDERS FROM ADOPTING THE DIRECTOR REMOVAL BYLAW WOULD DIRECTLY CONFLICT WITH THE GEORGIA CORPORATION BUSINESS CODE AND WOULD ITSELF BE INVALID

     Even if the Court were to construe Article VII as InterCept suggests, it could not affect the validity of the Director Removal Bylaw Proposal because
Article VII would directly conflict with Section 14-2-808(d) and, thus, would itself be invalid. CF. STATE FARM FIRE & CAS. INS. V. TERRY, 495 S.E.2d 66, 71, 230 Ga. App. 12, 16, reconsideration denied, and certiorari granted, affirmed 504 S.E.2d 194, 269 Ga. 777 (1997) ("Contracts should be given a construction that renders them in compliance with a governing statute rather than in contravention thereof"). Section 14-2-808(d) provides as follows:

     If the directors have staggered terms as provided in Code Section 14-2-806, directors may be removed only for cause, unless the articles of incorporation or a BYLAW ADOPTED BY THE SHAREHOLDERS provides otherwise.

O.C.G.A. Section 14-2-808(d) (emphasis added).

     Significantly, nothing in Section 14-2-808(d) contemplates the ability of a corporation to include in its Articles a provision that would abrogate the ability of the shareholders to adopt such a bylaw amendment. Instead, the GBCC specifically reserves this right to shareholders. If the drafters of the GBCC had intended for such abrogation, they would have provided that the shareholders' right to adopt a Bylaw amendment providing that directors may be removed without cause could be limited by the articles of incorporation. There is no such limitation in the GBCC. Thus, the plain meaning of Section
14-2-808(d) is that InterCept's shareholders may adopt precisely the proposal that JANA seeks to present for consideration at the 2004 Annual Meeting. SEE Order at 5 ("The Eleventh Circuit Court of Appeals has repeatedly stressed its belief that courts should enforce the plain meaning of a statute.").

     Importantly, Section 14-2-808(d) of the GBCC was patterned after its counterpart in Delaware, Section 141(k)(1) of the Delaware General Corporation Law (the "DGCL"). Section 141(k)(1) provides that "[u]nless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified . . . shareholders may effect such removal only for cause." Section

14-2-808(d) of the GBCC intentionally deviates from Section 141(k)(1) of the DGCL in one important respect. While Section 141(k)(1) of the DGCL provides that the rule permitting directors to be removed only for cause in the context of a classified board can be altered only by the certificate (or articles) of incorporation, Section 14-2-808(d) of the GBCC expressly authorizes shareholders to adopt a bylaw provision providing that directors may be removed without cause.

     This departure is significant in that it obviously reflects a decision by the drafters of the GBCC that the right to provide that directors may be removed without cause is vested IN SHAREHOLDERS by allowing them to adopt a Bylaw provision allowing such removal. Any interpretation of InterCept's Articles that results in divesting the rights of InterCept's shareholders to adopt Bylaws providing directors may be removed without cause is inconsistent with the clear language and intent of Section 14-2-808(d) of the GBCC and is invalid. O.C.G.A.
Section 14-2-202(b)(2) (articles may set forth provision "not inconsistent with law").

     Finally, InterCept has contended in its preliminary proxy materials that the Company could not adopt the amended bylaw without also amending its Articles. As noted, InterCept's position is incorrect because there is no conflict between the Articles and the proposed bylaw and, if there were, the Articles would be inconsistent with the GBCC and invalid. To the extent it is necessary to amend the Articles to get rid of the invalid provision, Georgia law permits the corporation to do so "at any time." SEE O.C.G.A Section 14-2-1001(a).

                                 IV. CONCLUSION

     For the foregoing reasons, JANA respectfully requests that the Court enter an order on an expedited basis declaring that the Director Removal Bylaw Proposal does not conflict with InterCept's Articles of Incorporation and may be considered by the shareholders at the 2004 Annual Meeting.

     Respectfully submitted, this 26th day of May, 2004.

                                    KING & SPALDING LLP

                                    /s/ Joseph B. Haynes
                                    --------------------------
                                    Joseph B. Haynes
                                    Georgia Bar No. 340600
                                    John P. Brumbaugh
                                    Georgia Bar No. 0137626
                                    Ranse M. Partin
                                    Georgia Bar No. 556260

191 Peachtree Street, N.E.          Attorneys for Defendants
Atlanta, Georgia 30303-1763         JANA Partners LLC and
Telephone: (404) 572-4600           JANA Master Fund, Ltd.
Facsimile: (404) 572-5100           -and-
                                    Attorneys for Counter-claim Plaintiff
                                    JANA Master Fund, Ltd.


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                       CERTIFICATE OF SERVICE & COMPLIANCE

     THIS IS TO CERTIFY that I have this day served a true and exact copy of this JANA'S MEMORANDUM OF LAW IN SUPPORT OF EXPEDITED TREATMENT AND FOR ENTRY OF DECLARATORY JUDGMENT upon opposing counsel via United States Mail, postage prepaid, and addressed as follows:

     BY HAND
     -------
     John J. Almond, Esq.
     Tony G. Powers, Esq.
     Ashley R. Hurst, Esq.
     A. Kirk Susong, Esq.
     ROGERS & HARDIN LLP
     2700 International Tower
     Peachtree Center
     229 Peachtree Street, N.E.
     Atlanta, Georgia  30303

     BY U.S. MAIL
     ------------
     Thomas T. Tate, Esq.
     James C. Joedecke, Jr., Esq.
     ANDERSEN, TATE, MAHAFFEY & MCGARITY, P.C.
     1505 Lakes Parkway, Suite 100
     Lawrenceville, Georgia  30043

     Pursuant to LR 7.1D, the undersigned counsel certifies that the foregoing has been prepared with one of the font and point selections approved by the Court in LR 5.1B.


                                        /s/ John P. Brumbaugh
                                        -------------------------
                                        John P. Brumbaugh